Silver Screen Partners First Quarter Report
                                 March 31, 1998

Dear Limited Partner:

     For some time, Silver Screen Partners has been seeking to dispose of certain rights to the seven films in its portfolio. The Partnership cannot dissolve until the rights are sold.

     As reported in my last letter, we are continuing our efforts to settle the sale of the film rights and to subsequently dissolve the Partnership. We are making progress on all fronts and anticipate dissolving the Partnership prior to year end.

     Our Second Quarter Report will be mailed in July. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M., Eastern Standard Time.


Sincerely,

/s/ Roland W. Betts
--------------------

Roland W. Betts
President

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                                                       March 31,    December 31,
                                                           1998            1997
                                                     -----------    -----------

ASSETS
Current Assets:
Cash ...........................................                    $    15,583
Temporary investments (at cost plus accrued
  interest, which approximates market) .........      2,652,288     $ 2,650,398
                                                    -----------     -----------
                                                    $ 2,652,288     $ 2,665,981
                                                    ===========     ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Cash overdraft .................................    $     3,399
Due to managing general partner ................            399     $    18,165
                                                    -----------     -----------
Total current liabilities ......................          3,798          18,165
Other liabilities ..............................        598,273         598,273
                                                    -----------     -----------
Total liabilities ..............................        602,071         616,438
                                                    -----------     -----------
Partners' equity:
General partners ...............................       (719,593)       (719,600)
Limited partners ...............................      2,769,810       2,769,143
                                                    -----------     -----------
Total partners' equity .........................      2,050,217       2,049,543
                                                    -----------     -----------
                                                    $ 2,652,288     $ 2,665,981
                                                    ===========     ===========



                       See notes to financial statements.

Statements of Operations (Unaudited)
------------------------------------


                                                 Three Months     Three Months
                                                     Ended            Ended
                                                March 31, 1998   March 31, 1997
                                                --------------   --------------

REVENUES:
Film revenues ....................................     $ 3,595         $ 2,604
Interest income ..................................      34,549          39,944
                                                       -------         -------
                                                        38,144          42,548
COSTS AND EXPENSES:
General and administrative expenses ..............      37,470          35,032
                                                       -------         -------
Net Income .......................................     $   674         $ 7,516
                                                       =======         =======
NET INCOME ALLOCATED TO:
General partners .................................     $     7         $    75
Limited partners .................................         667           7,441
                                                       =======         =======
                                                       $   674         $ 7,516
                                                       =======         =======
Net income per a $500 limited
  partnership unit (based on
  165,639 units outstanding) .....................     $  0.00         $  0.04
                                                       =======         =======


                       See notes to financial statements.


Statements of Partners' Equity (Unaudited)
------------------------------------------


                                                    Year Ended December 31, 1997
                                           and Three Months Ended March 31, 1998
                                      ------------------------------------------

                                       General        Limited
                                       Partners       Partners         Total
                                      -----------    -----------    -----------

Balance, January 1, 1997 .........    $  (719,930)    $ 2,736,466    $ 2,016,536
Net income, 1997 .................            330          32,677         33,007
Distributions, 1997 ..............           --              --             --
                                      -----------     -----------    -----------
Balance, December 31, 1997 .......       (719,600)      2,769,143      2,049,543
Net income, three months 1998 ....              7             667            674
Distributions during
 three months 1998 ...............           --              --             --
                                      -----------     -----------    -----------
                                      $  (719,593)    $ 2,769,810    $ 2,050,217
                                      ===========     ===========    ===========





                       See notes to financial statements.

Statements of Cash Flows (Unaudited)
------------------------------------


                                                      Three Months  Three Months
                                                           Ended        Ended
                                                          March 31,   March 31,
                                                            1998         1997
                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................    $    674     $  7,516
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Increase in accrued interest receivable ..........      (1,890)     (13,771)
  Net change in operating assets and liabilities:
    (Decrease) increase in due to
      managing general partner .......................     (17,766)      14,159
    Decrease in other liabilities ....................        --        (50,500)
                                                          --------     --------
Net cash used in operating activities ................     (18,982)     (42,596)
                                                          --------     --------
Cash flows from investing activities:
Sale of temporary investments, net ...................        --         16,938
                                                          --------     --------
Net cash provided by investing activities ............        --         16,938
                                                          --------     --------
Net decrease in cash .................................     (18,982)     (25,658)
Cash, beginning of year ..............................      15,583       27,424
                                                          --------     --------
(Cash overdraft) cash at end of three months .........    $ (3,399)    $  1,766
                                                          ========     ========


                       See notes to financial statements.

NOTES TO THE FINANCIAL STATEMENTS


Temporary Investments
---------------------

     Temporary investments represent investments in commercial paper.


Film Revenues
-------------

     The film investments aggregated approximately $73,000,000 and have been fully amortized. Film revenues are recognized when earned as reported by each distributor. During the first three months of 1998, the Partnership received approximately $3,595 in film revenues.

     The Partnership expects to dissolve by the end of 1998 upon final disposition of the remaining assets.

Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700



   (c) 1998 Silver Screen Management, Inc.
               Design: Pentagram














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